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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------
                                     FORM 15
                           --------------------------

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
          12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934.

                                               Commission File Number: 000-23389

                              PAPER WAREHOUSE, INC.
             (Exact name of registrant as specified in its charter)

                            7630 EXCELSIOR BOULEVARD
                          MINNEAPOLIS, MINNESOTA 55426
                                 (612) 936-1000
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                 9% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2005
            (Title of each class of securities covered by this Form)

                          COMMON STOCK, $.01 PAR VALUE
                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4(a)(1)(i)   /X/         Rule 12h-3(b)(1)(ii)  / /
         Rule 12g-4(a)(1)(ii)  / /         Rule 12h-3(b)(2)(i)   / /
         Rule 12g-4(a)(2)(i)   / /         Rule 12h-3(b)(2)(ii)  / /
         Rule 12g-4(a)(2)(ii)  / /         Rule 15d-6            / /
         Rule 12h-3(b)(1)(i)   /X/


         Approximate number of holders of record as of the certification or notice date: 185 holders of record of the 9% Convertible Subordinated Debentures Due 2005.


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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Paper Warehouse, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  March 13, 2000                       PAPER WAREHOUSE, INC.

                                            By:   /s/ Cheryl W. Newell
                                                  ------------------------------
                                                  Cheryl W. Newell
                                                  Chief Financial Officer


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